EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-112728, 333-109809, 333-102509, 333-66758 on Form S-8 and Registration Statement No. 333-140268 on Form S-3 of our reports dated March 16, 2007, relating to the consolidated financial statements and financial statement schedule of PDF Solutions, Inc. and subsidiaries (collectively, the “Company”) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment) and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
March 16, 2007